COMPLIANCE SUPPORT SERVICES AMENDMENT

to the

COMBINED TRANSFER AGENCY AND REGISTRAR AGREEMENT

This Amendment is being made as of the 1st day of October, 2004 to the Combined Transfer Agency And Registrar Agreement, dated as of June 13, 2003 (the “Agreement”), by and among each of the Munder entities identified on the signature page below (the “Funds”) and PFPC Inc. (“Transfer Agent”).

BACKGROUND

The parties are amending the Agreement for Transfer Agent to provide the compliance support services described herein to the Funds.

TERMS

The parties hereby agree that:

1. Provision of Services. Transfer Agent shall provide to the Funds the compliance support services (“Compliance Support Services”) described on Appendix A, as such may be amended in writing from time to time by the parties.

2. Compliance Support Services. Compliance Support Services are administrative in nature and are not, nor shall they be, construed as, legal advice to or the provision of legal services for or on behalf of the Funds or any other person. Compliance Support Services performed by Transfer Agent will be at the request and direction of the Funds and the Funds’ Chief Compliance Officer (“CCO”). Transfer Agent disclaims liability to the Funds, and the Funds are solely responsible, for the selection, qualifications and performance of the Funds’ CCO and the adequacy and effectiveness of the Funds’ compliance program and infrastructure.

3. Indemnity. The Fund shall indemnify, defend and hold Transfer Agent and its affiliates and their respective directors, trustees, officers, agents and employees harmless from all claims, suits, actions, damages, losses, and liabilities, including attorneys’ fees and court costs, and all other out-of-pocket costs and expenses (collectively “Losses”) arising directly or indirectly from the provision or performance of Transfer Agent Compliance Support Services (including, without limitation, any Losses arising under the Federal Securities Laws, as that term is defined in Rule 38a-1 of the 1940 Act); provided, however, that the Funds shall not be obligated to indemnify Transfer Agent for Losses to the extent caused by Transfer Agent’s failure to perform the Transfer Agent Compliance Support Services in accordance with the standard of care set forth in the Agreement.

4. Miscellaneous.

(a) As hereby amended, the Agreement shall remain in full force and effect in accordance with its terms and conditions. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

(b) The Agreement and this Amendment constitute the complete understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior communications with respect thereto.

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(c) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers designated below on the date first written above.

MUNDER SERIES TRUST
THE MUNDER FUNDS, INC.
THE MUNDER FRAMLINGTON FUNDS TRUST
PFPC INC.		THE MUNDER @VANTAGE FUND

By:	/s/ Michael DeNofrio	By:	/s/ Stephen Shenkenberg

Name:	Michael DeNofrio	Name:	Stephen Shenkenberg

Title:	Executive Vice President, Senior Managing Director	Title:	Vice President

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APPENDIX A

COMPLIANCE SUPPORT SERVICES

In order to assist the Funds and the Board of Trustees in meeting the requirements of Rule 38a-1 under the 1940 Act, Transfer Agent agrees to:

(a) implement and maintain policies and procedures related to the transfer agent services provided by Transfer Agent under the Agreement (the “Transfer Agent Services”) that are reasonably designed to prevent a violation by Transfer Agent of the Federal Securities Laws, as defined under Rule 38a-1 of the 1940 Act (“Transfer Agent Procedures”) and to provide a periodic representation to that effect;

(b) make available to the CCO copies of such Transfer Agent Procedures, in the format determined by Transfer Agent;

(c) notify the CCO of any material modifications or material amendments to any Transfer Agent Procedures;

(d) inform the Funds or the CCO of any material compliance infractions by PFPC’s employees as they pertain to the Transfer Agent Services provided to the Funds of which PFPC management becomes aware; and

(e) make available to the CCO, upon request:

(i)	Transfer Agent’s most recent Report on Controls Placed in Operation and Tests of Operating Effectiveness for Shareholder Servicing Operations in accordance with Statement of Auditing Standards No. 70 (the “SAS 70 Report”);

(ii)	A summary of the Transfer Agent Procedures; and

(iii)	Copies of such other policies and procedures of Transfer Agent, as Transfer Agent determines would be appropriate in order to provide clients receiving Transfer Agent Services with an understanding of the overall control structure of Transfer Agent.”

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